NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-09-21
THE GEO GROUP ANNOUNCES ACQUISITION OF JUST CARE, INC.
AND INCREASES 2009 EARNINGS GUIDANCE
•	GEO Care, Inc. to Acquire Just Care, Inc. for Approximately $40.0 Million
•	Just Care, Inc. Manages 354-bed Columbia Regional Care Center in South Carolina and Generates Approximately $30.0 Million in Annual Revenues; Margins Comparable to GEO’s Leased Facilities
•	GEO Increases 2009 Guidance by $0.03 EPS to Pro Forma Range of $1.37 to $1.39
Boca Raton, Fla. — August 31, 2009 — The GEO Group (NYSE:GEO) (“GEO”), a world leader in the delivery of correctional, detention, and mental health services, announced today that its mental health subsidiary, GEO Care, Inc. (“GEO Care”), has signed a definitive agreement to acquire Just Care, Inc. (“Just Care”), a provider of detention healthcare focusing on the delivery of medical and mental health services, for approximately $40.0 million.
Just Care Operations
Just Care manages the 354-bed Columbia Regional Care Center (the “Facility”) located in Columbia, South Carolina. The Facility houses medical and mental health residents for the State of South Carolina and the State of Georgia as well as special needs detainees under custody of the U.S. Marshals Service and U.S. Immigration and Customs Enforcement. The Facility is operated by Just Care under a long-term lease with the State of South Carolina. The Facility generates operating margins comparable to GEO’s leased facilities.
George C. Zoley, Chairman and CEO of GEO stated, “We believe this acquisition is an excellent strategic fit with GEO Care and will help to promote our long term growth objectives through broadening our delivery platform as well as our client base. Just Care and its management team has done an exemplary job in developing its business over the past ten years and we plan to continue with such efforts going forward.”
Impact on GEO’s Financial Performance — Increased 2009 Guidance
The acquisition is expected to add approximately $30.0 million in annual revenues to GEO Care’s operations and to be accretive by approximately $0.04 per share on an annualized basis.
GEO is increasing its previously issued earnings guidance for 2009 by $0.03 per diluted share to a pro forma range of $1.37 to $1.39 to account for the impact of the acquisition of Just Care as well as higher than expected occupancy levels at a number of GEO facilities. GEO expects 2009 total revenues to be in the range of $1.113 billion to $1.123 billion, including approximately $106.0 million in construction revenues.
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Contact: Pablo E. Paez	1-866-301-4436
                Director, Corporate Relations

NEWS RELEASE
For the third quarter 2009, GEO is increasing its earnings guidance by $0.01 per diluted share, as result of higher than expected occupancy levels at a number of GEO facilities, to a pro forma range of $0.35 to $0.36 per diluted share, which excludes $0.01 per diluted share in after-tax start-up/transition expenses and international proposal costs. GEO expects third quarter 2009 total revenues to be in the range of $275.0 million to $280.0 million, including approximately $20.0 million in construction revenues.
For the fourth quarter 2009, GEO is increasing its previously issued earnings guidance by $0.02 per diluted share to a range of $0.38 to $0.39 per diluted share as a result of the acquisition of Just Care as well as higher than expected occupancy levels at a number of GEO facilities. GEO expects fourth quarter 2009 total revenues to be in the range of $303.0 million to $308.0 million, including approximately $25.0 million in construction revenues.
Acquisition Financing and Closing Timeline
GEO expects to finance the acquisition with free cash flow and borrowings available under its Senior Revolving Credit Facility (the “Revolver”), which currently bears interest at LIBOR plus 2.00% and matures in September 2010. GEO expects to refinance and expand the Revolver later this year. GEO expects to close on the acquisition of Just Care in the fourth quarter of 2009.
About The GEO Group
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 62 correctional and residential treatment facilities with a total design capacity of approximately 60,000 beds, including projects under development.
Safe Harbor Statement
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to close on the acquisition of Just Care, Inc. in the fourth quarter of 2009; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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Contact: Pablo E. Paez	1-866-301-4436
                Director, Corporate Relations